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                                                                    EXHIBIT 12.1

                   Spieker Properties, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
       For the five years ended December 31, 2000 (dollars in thousands)


                                                                                        Year Ended
                                                         ------------------------------------------------------------------------
                                                         December 31,   December 31,   December 31,   December 31,   December 31,
                                                             2000           1999           1998           1997           1996
                                                         ------------   ------------   ------------   ------------   ------------
Earnings:
  Income from operations before disposition of property
     and minority interest                                 $239,863       $195,516       $163,924       $110,134       $ 65,764
  Interest expense(1)                                       133,040        120,726        116,335         62,266         37,235
  Amortization of capitalized interest                        1,427          1,088            694            385            266
                                                           --------       --------       --------       --------       --------
  Total earnings                                           $374,330       $317,330       $280,953       $172,785       $103,265
                                                           ========       ========       ========       ========       ========
Fixed charges:
  Interest expense(1)                                      $133,040       $120,726       $116,335       $ 62,266       $ 37,235
  Capitalized interest                                       18,094         21,034         16,482          6,338          3,116
  Series A Preferred Dividends                                3,415          2,975          2,780          2,415          2,098
  Series B Preferred Dividends                               10,041         10,041         10,041         10,041         10,041
  Series C Preferred Dividends                               11,813         11,813         11,813          2,658             --
  Series E Preferred Dividends                                8,000          8,000          4,600             --             --
  Series D Preferred Operating Partnership Units              5,766          7,904          8,542            402             --
                                                           --------       --------       --------       --------       --------
  Total fixed charges and preferred dividends               190,169        182,493        170,593         84,120         52,490
                                                           --------       --------       --------       --------       --------
Ratio of earnings to fixed charges
  (excluding preferred dividends)                              2.48           2.24           2.12           2.52           2.56
                                                           ========       ========       ========       ========       ========
Ratio of earnings to combined fixed charges and
  preferred dividends                                          1.97           1.74           1.65           2.05           1.97
                                                           ========       ========       ========       ========       ========
Fixed charges in excess of earnings                        $     --       $     --       $     --       $     --       $     --
                                                           ========       ========       ========       ========       ========


Notes:
   (1) Includes amortization of debt discount and deferred financing fees.